EXHIBIT 16

January 29, 1998

Securities and Exchange Commission
450 5th Street, N.W.
Washington, DC 20549

Gentlemen:

We have been furnished with a copy of the response to Item 4 of Form 8-K for the event that occurred on January 26, 1998, to be filed by our former client, First American Railways, Inc. We agree with the statements made in response to that Item insofar as they relate to our Firm.

Very truly yours,

/s/ BDO Seidman LLP
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    BDO Seidman LLP